Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-145591, 333-150849, and 333-168221 on Form S-8 and in Registration Statement No. 333-161723 on Form S-3 of our report dated March 1, 2011, relating to the consolidated financial statements and financial statement schedule of Orbitz Worldwide, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Orbitz Worldwide, Inc. for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 1, 2011